Exhibit 10.5
March 27, 2006
Joseph S. Durko
3890 Elder Road South
West Bloomfield, MI 48324-2537
Dear Joseph:
On behalf of Standard Microsystems Corporation (the “Company” or “SMSC”), I am pleased to offer you employment as follows:
•	Your position on the first date of your employment with SMSC shall be Vice President and Controller.

•	On May 16, 2006 you shall also be appointed as the Chief Accounting Officer of the Company.

•	Annual Base Salary: $215,000

•	Annual Incentive Bonus Target: $85,000. Your incentive bonus target for the Company’s fiscal year ending February 28, 2007 will be prorated based on the number of days employed by the Company during fiscal year 2007. Generally, one-half of any bonus is paid in cash and one half is paid as a restricted stock award vesting 25% after each of the first two years after the date of the grant and the remaining 50% after the third year from the date of the grant.

•	SMSC Stock Option: 40,000 shares vesting in equal annual increments over 5 years.

•	Relocation Assistance: The Company will reimburse or pay on your behalf reasonable relocation costs in connection with moving your family residence from West Bloomfield, Michigan to Long Island, New York (the “Close”) by September 1, 2006. Reasonable relocation costs shall include normal closing costs on the sale of your residence in West Bloomfield that are legally or customarily the responsibility of the seller; normal closing costs on the purchase of your new residence on Long Island that are legally or customarily the responsibility of the buyer; the reasonable cost of transporting ordinary household goods and personal belongings from West Bloomfield to Long Island; and reasonable travel costs for you and the members of your immediate family from West Bloomfield to Long Island. You will also be protected for duplicate housing expense such that the Company will reimburse the lower of the carrying costs of your home in
Joseph Durko

West Bloomfield and your new home on Long Island. You will use best efforts to minimize the period during which duplicate costs are incurred and inform me regarding progress once this period extends beyond six months. In addition, the Company will fully tax protect reportable, non-deductible income resulting from relocation payments to you or on your behalf. In the event you voluntarily leave the Company’s employ on or before one year from the first date of your employment, you will be required to immediately pay to the Company the total of the relocation costs paid to you or on your behalf, including tax protection payments, which were reportable income to you. In the event you voluntarily resign from the Company after one completed year of service with the Company but before the second anniversary of your first date of employment, you will be required to immediately pay to the Company one half of the total of the relocation costs paid to you or on your behalf, including tax protection payments, which were reportable income to you..
•	Hire-On Bonus: $15,000. This bonus will be paid to you on your hire date.

•	Vacation time to be accrued initially at the rate of 20 days per year.

•	Paid holidays will be according to the Company’s holiday schedule for U.S. employees.

•	You will be eligible to participate in all other benefits programs offered to similarly situated employees in New York.

•	You will be eligible for the Executive Severance Benefit under the SMSC Severance Plan (the “Plan”), a copy of which is enclosed, but with a benefit equal to 12 months’ salary upon the occurrence of required “Relocation” as defined in Section 9(a) of the Plan, “Other Events” as defined in Section 9(c) of the Plan, or “Change in Control” as defined in Section 9(b) of the Plan.

•	You will be indemnified by agreement in the same manner as other indemnified corporate officers.

•	This offer is subject to the approval of the Compensation Committee of the Company or a majority of the independent directors of the Company.
This offer is valid until March 30, 2006 and is contingent upon verification of your academic and professional credentials.
Your eligibility to participate in the various compensation and benefits plans offered by the Company is subject to your compliance with the terms of each plan, which may be changed by the Company from time to time.
A basic philosophy of SMSC is that we depend upon our employees to succeed. We therefore want our relationship to be one of long-standing, which offers you the opportunity to effectively use your skills and successfully service our customers’ needs. We are confident that you will perform satisfactorily and follow our policies and procedures. Our objective has always been to
Joseph Durko

provide employees with career opportunities; however, this will be influenced by your performance and SMSC’s success in the marketplace. Changes in the economy, our markets and technology will continue to occur; therefore, notwithstanding the fact that we are a career employee oriented Company, this offer of employment should not be construed as a contract or a commitment that your employment will continue for a specific period of time.
Enclosed is a copy of an Employee Agreement for your review. You will be requested to sign an original Employee Agreement with the applicable information filled in the spaces on the Agreement at the time of your benefits orientation; however the terms and conditions of this offer shall not be cancelled or modified by that Employee Agreement.
If you accept this offer, we would like you to start work on March 27, 2006.
We look forward to having you with us for what I am confident will be a mutually beneficial association. In the meantime, if you have any questions, please do not hesitate to contact me.

Sincerely,
By:	/s/ David Smith
(signature)
David Smith Senior Vice President and Chief Financial Officer

Encl.
Agreed and accepted.

SIGNATURE:	By:/s/ Joseph S. Durko

(signature)
DATE:	March 27, 2006

STARTING DATE:	March 27, 2006

BIRTH DATE:

SOCIAL SECURITY NO:

MARITAL STATUS:

Joseph Durko

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